Exhibit 99.1

Inergy Reports Record Second Quarter Results

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Management Conference Call Scheduled for 3:30 p.m. CT Today

Kansas City, MO (May 4, 2006) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended March 31, 2006, the second quarter of fiscal 2006.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $98.2 million for the three months ended March 31, 2006, an increase of $20.2 million, or approximately 26%, over the $78.0 million reported in the second quarter of last year. Net income (excluding the recognition of $3.1 million of non-cash charges from derivative contracts associated with retail propane fixed price sales, which previously resulted in a mark-to-market non-cash gain of $19.4 million in fiscal 2005) increased to $64.9 million for the three months ended March 31, 2006, from $55.0 million in the prior-year period.

For the six-month period ended March 31, 2006, Adjusted EBITDA increased approximately 46% to $158.8 million from $108.5 million for the same prior-year period. Net income for the six months ended March 31, 2006 (excluding the recognition of $19.2 million of non-cash charges from derivative contracts as described above) was $91.7 million. Net income in the comparable prior year six-month period, before a $7.0 million net charge to earnings associated with the early retirement of debt recorded in December 2004, was $73.0 million.

“Thanks to the dedication of our employees and their consistent execution of Inergy’s business model, we have once again delivered outstanding results in one of the most challenging industry environments in recent memory,” said John Sherman, President and CEO of Inergy. “As we look forward, the substantial midstream organic growth projects we have begun coupled with the continued propane industry consolidation opportunity position us to deliver on our objective of growing cash earnings on behalf of our unitholders.”

Net income per limited partner unit for the quarter ended March 31, 2006, was $1.47 per diluted limited partner unit, excluding the $3.1 million non-cash charge described above, compared to $1.49 per diluted limited partner unit in the same period of the prior year. Net income per limited partner unit was $2.03 for the six-month period ended March 31, 2006, excluding the $19.2 million non-cash charge described above, compared to $2.03 per diluted limited partner unit in the same period of the prior year. Inergy is currently evaluating the provisions of Emerging Issues Task Force Issue No. 03-06 (“EITF 03-06”) “Participating Securities and the Two-Class Method under FASB Statement No. 128.” EITF 03-06 has no effect on distributable cash flow or distributable cash flow per limited partner unit. If Inergy determines the provisions of EITF 03-06 materially impact the calculations of net income per limited partner unit, Inergy will amend its annual report filed on Form 10-K for the fiscal year ended September 30, 2005, and other SEC filings, if necessary, to reflect any changes to net income per limited partner unit.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.54 per limited partner unit ($2.16 annually) for the quarter ended March 31, 2006. This represents an approximate 8% increase over the distribution for the same quarter of the prior year. The distribution will be paid on May 15, 2006, to unitholders of record as of May 8, 2006.

Also as previously announced, Inergy acquired two retail propane businesses in the quarter ended March 31, 2006: Propane Gas Service, Inc. and Delta Gas Company. These acquisitions are expected to be immediately accretive on a distributable cash flow per unit basis.

In the quarter ended March 31, 2006, retail propane gallon sales decreased 6% to 138.9 million gallons compared to 147.8 million gallons sold in the same quarter of the prior year with weather that was approximately 13% warmer than the prior-year period and approximately 15% warmer than normal. Retail propane gross profit, excluding the non-cash losses on derivative contracts discussed above, increased to $126.6 million for the quarter ended March 31, 2006, as compared to $111.5 million for the quarter ended March 31, 2005. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $17.3 million in the quarter ended March 31, 2006, as compared to $21.1 million for the same quarter in the prior year.

For the six-month period ended March 31, 2006, retail propane gallon sales increased 19% to 263.9 million gallons compared to 221.1 million gallons sold during the same period in the prior year. Retail propane gross profit for the six months ended March 31, 2006, excluding the non-cash losses on derivative contracts discussed above, was $219.8 million as compared to $161.3 million during the same period of 2005. Gross profit from other propane operations for the six months ended March 31, 2006, was $42.4 million as compared to $33.2 million in the same period of 2005.

Gross profit from midstream operations was $10.4 million for the quarter ended March 31, 2006, compared to $3.9 million for the same quarter in the prior year. Gross profit from midstream operations for the six months ended March 31, 2006, was $20.7 million as compared to $6.7 million in the same period of 2005.

For the quarter ended March 31, 2006, operating and administrative expenses were $57.4 million compared to $59.2 million in the same period of fiscal 2005. Operating and administrative expenses for the six months ended March 31, 2006, were $126.1 million as compared to $94.0 million in the same period of 2005.

Inergy Holdings, L.P.

Inergy Holdings, L.P., the owner of the general partners of Inergy, L.P., closed on its initial public offering of common units on June 24, 2005.

As discussed above, the $0.54 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $7.0 million with respect to the second fiscal quarter of 2006. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.32 per limited partner unit or $1.28 on an annualized basis. The distribution will be paid on May 15, 2006, to unitholders of record as of May 8, 2006.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, May 4, 2006, to discuss results of operations for the second quarter and its business outlook. The call will begin at 3:30 p.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the two weeks following the call by dialing 1-800-642-1687 and entering the pass code 8187611.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that recent acquisitions are immediately accretive to distributable cash flow per unit and our business outlook. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for the Stagecoach facility, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statement of Operations

For the Three Months and Six Months Ended March 31, 2006 and 2005

(in thousands, except per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2006	2005	2006	2005
Revenue:
Propane	$377,044	$356,232	$744,328	$580,708
Other	87,757	58,196	170,739	91,185

	464,801	414,428	915,067	671,893

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	254,240	243,402	538,011	416,045
Other	59,324	34,513	113,345	54,647

	313,564	277,915	651,356	470,692

Gross profit	151,237	136,513	263,711	201,201

Operating and administrative expenses	57,352	59,187	126,110	93,977
Depreciation and amortization	18,341	12,383	38,062	21,229

Operating income	75,544	64,943	99,539	85,995

Other income (expense):
Interest expense, net	(14,281)	(10,405)	(27,424)	(13,874)
Write-off of deferred financing costs (c)	—	—	—	(6,990)
Gain/(loss) on sale of property, plant and equipment	(332)	(73)	(720)	100
Finance charges	848	676	1,435	912
Other	335	94	413	151

Income before income taxes	62,114	55,235	73,243	66,294

Provision for income taxes	285	276	710	334

Net income	$61,829	$54,959	$72,533	$65,960

Net income allocable to:
Non-Managing General Partner Interest (a)	$4,894	$5,001	$8,824	$5,798
Limited Partner Interest (a)	56,935	49,958	63,709	60,162

	$61,829	$54,959	$72,533	$65,960

Net income per Limited Partner Unit (a):
Basic	$1.41	$1.52	$1.58	$2.07
Diluted	$1.40	$1.49	$1.56	$2.03

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2006	2005	2006	2005
Supplemental Information:

Retail gallons sold	138,873	147,756	263,949	221,063

Outstanding Debt:
Working Capital Facility	$14,200	$—	$14,200	$—
Acquisition Facility	50,000	81,500	50,000	81,500
Senior Unsecured Notes	619,627	422,254	619,627	422,254
Other Debt	12,164	8,311	12,164	8,311

Total Debt	$695,991	$512,065	$695,991	$512,065

Total Partners’ Capital	$704,901	$500,308	$704,901	$500,308

EBITDA:
Net Income	$61,829	$54,959	$72,533	$65,960
Interest expense, net	14,281	10,405	27,424	13,874
Write-off of deferred financing costs(c)	—	—	—	6,990
Provision for income taxes	285	276	710	334
Depreciation and amortization	18,341	12,383	38,062	21,229

EBITDA (b)	$94,736	$78,023	$138,729	$108,387
Non-cash loss on derivative contracts	3,064	—	19,205	—
(Gain)/loss on the sale of property, plant and equipment	332	(73)	720	100
Non-cash compensation expense	60	—	111	—

Adjusted EBITDA (b)	$98,192	$77,950	$158,765	$108,487

Distributable Cash Flow:
Adjusted EBITDA (b)	$98,192	$77,950	$158,765	$108,487
Cash interest expense (c)	(13,830)	(9,909)	(26,477)	(13,042)
Maintenance capital expenditures (d)	(683)	(954)	(1,421)	(1,754)
Provision for income taxes	(285)	(276)	(710)	(334)

Distributable cash flow (e)	$83,394	$66,811	$130,157	$93,357

Weighted Average Limited Partner Units Outstanding:
Basic	40,278	32,856	40,249	29,042
Diluted	40,760	33,498	40,736	29,645

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(a)	Inergy is currently evaluating the provisions of Emerging Issues Task Force Issue No. 03-06 (“EITF 03-06”) “Participating Securities and the Two-Class Method under FASB Statement No. 128.” EITF 03-06 has no effect on distributable cash flow or distributable cash flow per limited partner unit. If Inergy determines the provisions of EITF 03-06 materially impact the calculations of net income per limited partner unit, Inergy will amend its annual report filed on Form 10-K for the fiscal year ended September 30, 2005, and other SEC filings, if necessary, to reflect any changes to net income per limited partner unit.
(b)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs, make whole premium charge, less gain from termination of interest rate swap agreement) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) non-cash compensation charges for equity compensation, and (3) gains or losses on sales of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(c)	Cash interest expense is net of amortization charges associated with deferred financing costs. Write-off of deferred financing costs for the six months ended March 31, 2005 includes $1.5 million from the early retirement of a bank credit facility and $5.5 million associated with the incurrence and write-off in December 2004 of commitment and funding fees associated with the bridge financing facility utilized in the Star Gas Propane, L.P. acquisition.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statement of Operations

For the Three Months and Six Months Ended March 31, 2006 and 2005

(in thousands, except per unit data)

	(Unaudited) Three Months Ended March 31,		(Unaudited) Six Months Ended March 31,
	2006	2005	2006	2005
Revenue:
Propane	$377,044	$356,232	$744,328	$580,708
Other	87,757	58,196	170,739	91,185

	464,801	414,428	915,067	671,893

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	254,240	243,402	538,011	416,045
Other	59,324	34,513	113,345	54,647

	313,564	277,915	651,356	470,692

Gross profit	151,237	136,513	263,711	201,201

Operating and administrative expenses	57,716	59,507	126,737	94,343
Depreciation and amortization	18,349	12,385	38,077	21,234

Operating income	75,172	64,621	98,897	85,624

Other income (expense):
Interest expense, net	(14,767)	(10,851)	(28,376)	(14,613)
Write-off of deferred financing costs (c)	—	—	—	(6,990)
Gain/(loss) on sale of property, plant and equipment	(332)	(73)	(720)	100
Finance charges	848	676	1,435	912
Other	337	97	415	156

Income before gain on issuance of units in Inergy, L.P., income taxes, and interest of non-controlling partners in Inergy’s net income	61,258	54,470	71,651	65,189
Gain on issuance of units in Inergy, L.P.	—	938	972	16,030
Provision for income taxes	(427)	(857)	(1,018)	(2,291)
Interest of non-controlling partners in Inergy, L.P.’s net income	(51,576)	(43,208)	(57,711)	(52,448)

Net income	$9,255	$11,343	$13,894	$26,480

Net income applicable to redeemable limited partners’ units	$—	$181	$—	$424

Net income applicable to limited partners’ units	$9,255	$11,162	$13,894	$26,056

Net income per Limited Partner Unit:
Basic	$0.46	$0.70	$0.69	$1.71
Diluted	$0.46	$0.69	$0.69	$1.62
Weighted average limited partners’ units outstanding:
Basic	20,000	15,833	20,000	15,205
Diluted	20,173	16,090	20,199	16,090